Exhibit 99.1

P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103-2818 (860) 665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

        Office:

(860) 728-4650

NU REPORTS THIRD QUARTER RESULTS

HARTFORD, Connecticut, October 29, 2010 — Northeast Utilities (NYSE:NU) today reported earnings for the third quarter of 2010 and raised its earnings guidance for the full year of 2010.

NU earned $100.5 million, or $0.57 per share, in the third quarter of 2010, compared with $64.8 million, or $0.37 per share, in the third quarter of 2009.  NU earned $258.7 million, or $1.46 per share, in the first nine months of 2010, compared with $245.3 million, or $1.43 per share, in the first nine months of 2009.

Charles W. Shivery, NU chairman, president and chief executive officer, said the improvement in third quarter results was due to increased electric sales, driven by much warmer temperatures in the summer of 2010, the company’s continued success managing its costs, and the results of distribution rate cases that became effective July 1, 2010.  NU results also benefited from its investment in New England’s high-voltage electric transmission grid, which continues to lower congestion costs to the benefit of customers.

2010 earnings guidance

NU today raised its earnings guidance for 2010.  Primarily as a result of strong third quarter sales due to warmer than normal summer weather, the continued control of operating expenses, significant progress in reducing uncollectibles expense, and the settlement of various routine tax issues in the fourth quarter of 2010, NU now projects consolidated earnings of between $2.10 per share and $2.20 per share in 20101, excluding a non-recurring tax benefit and certain merger-related expenses that will affect NU Parent results in the fourth quarter of 2010.  The revised guidance is reflected in a table shown later in this release.

2010 Results - Transmission

NU’s transmission segment earned $45.2 million in the third quarter of 2010 and $127.3 million in the first nine months of 2010, compared with $42.8 million in the third quarter of 2009 and $120 million in the first nine months of 2009.  The increases in third quarter and nine months net income in 2010, compared with the same periods in 2009, primarily reflect NU’s higher level of investment in transmission facilities.

2010 Results - Distribution and Generation

NU’s distribution and generation segment earned $55.7 million in the third quarter of 2010 and $130.7 million in the first nine months of 2010, compared with $22.5 million in the third quarter of 2009 and $120 million in the first nine months of 2009.

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The Connecticut Light and Power Company’s (CL&P) distribution segment earned $31.5 million in the third quarter of 2010 and $54.2 million in the first nine months of 2010, compared with $11.4 million in the third quarter of 2009 and $55 million in the first nine months of 2009.  Higher third quarter results reflect increased weather-related electric sales, lower uncollectibles expense in the third quarter of 2010, and the impact of a distribution rate case that was effective July 1, 2010.

Public Service Company of New Hampshire’s (PSNH) distribution and generation segment earned $23.4 million in the third quarter of 2010 and $51.5 million in the first nine months of 2010, compared with $10.7 million in the third quarter of 2009 and $36.2 million in the first nine months of 2009.  Improved third-quarter results reflect the impact of PSNH’s distribution rate case, which was decided in late June 2010.  Third-quarter and year-to-date results also reflect higher generation-related earnings on an increased level of investment in generation assets.

Western Massachusetts Electric Company’s (WMECO) distribution segment earned $3.7 million in the third quarter of 2010 and $8.9 million in the first nine months of 2010, compared with $4.9 million in the third quarter of 2009 and $13.5 million in the first nine months of 2009.  Lower results were due to higher storm restoration and other operating costs, and higher municipal property taxes, partially offset by a

2.5 percent increase in year-to-date electric sales.

NU’s retail electric sales were up 6.5 percent in the third quarter of 2010, compared with the same period of 2009, but were down 4.4 percent on a weather-adjusted basis.  Over the first nine months of 2010, NU’s retail electric sales were up 2.3 percent compared with the same period in 2009, but down 2.1 percent on a weather-adjusted basis.

Yankee Gas Services Company lost $2.9 million in the third quarter of 2010, compared with a loss of $4.5 million in the third quarter of 2009.  Yankee Gas earned $16.1 million in the first nine months of 2010, compared with earnings of $15.3 million in the first nine months of 2009.  Improved third quarter results were due primarily to lower uncollectibles expense.  Yankee Gas firm natural gas sales were up 9.9 percent in the third quarter of 2010, compared with the same period of 2009.  During the first nine months of 2010, Yankee Gas firm natural gas sales were down 1.2 percent compared with the same period in 2009 but up

6.1 percent on a weather-adjusted basis.

2010 Results – Competitive businesses

NU Enterprises, Inc. (NUEI), the holding company for NU’s competitive businesses, earned

$0.1 million in the third quarter of 2010 and $7.7 million in the first nine months of 2010, compared with $0.3 million in the third quarter of 2009 and $11.6 million in the first nine months of 2009.  Lower 2010 results were primarily due to marking to market NUEI’s remaining wholesale obligations, which contributed $0.5 million to earnings in the first nine months of 2010, compared with $3.7 million in the first nine months of 2009.

2010 Results - NU Parent and other companies

NU Parent and other companies had net expenses of $0.5 million in the third quarter of 2010 and

$7 million in the first nine months of 2010, compared with net expenses of $0.8 million in the third quarter of 2009 and $6.3 million in the first nine months of 2009.

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The following table reflects the change in 2010 earnings per share guidance1.

	August 2010 Earnings Guidance	October 2010 Earnings Guidance

2010 Consolidated (GAAP)	$1.95-$2.05	$2.10-$2.20
Distribution/Generation	$1.00-$1.10	$1.10-$1.20
Transmission	$0.95	$1.00
Competitive business	$0.05	$0.05
Parent/Other	($0.05)	($0.05)*
2010 Consolidated (Non-GAAP)	$1.95-$2.05	$2.10-$2.20*

* Excludes non-recurring tax-related gains that will be recorded in the fourth quarter of 2010 ($0.09 per share) as well as expected expenses related to NU’s proposed merger of equals with NSTAR ($0.07 per share) that was announced on October 18, 2010.

The following table reconciles 2010 and 2009 third-quarter and first nine-month results:

		Third Quarter[1]	First Nine Months[1]

2009	Reported EPS	$0.37	$1.43
	Change in transmission earnings in 2010	$0.02	$0.02
	Change in distribution/generation results in 2010	$0.18	$0.04
	Change in competitive business results in 2010	$0.00	($0.03)
2010	Reported EPS	$0.57	$1.46

Financial results for the third quarter and first nine months of 2010 and 2009 are noted below.

Three months ended:

(in millions, except EPS)	September 30, 2010	September 30, 2009	Increase (Decrease)	2010 EPS[1]
CL&P Distribution	$31.5	$11.4	$20.1	$0.18
PSNH Distribution/Generation	$23.4	$10.7	$12.7	$0.13
WMECO Distribution	$3.7	$4.9	($1.2)	$0.02
Yankee Gas	($2.9)	($4.5)	$1.6	($0.02)
Total—Distribution/Generation	$55.7	$22.5	$33.2	$0.31
CL&P Transmission	$36.1	$33.7	$2.4	$0.21
PSNH Transmission	$5.3	$5.5	($0.2)	$0.03
WMECO Transmission	$3.7	$3.6	$0.1	$0.02
NU Transmission Ventures	$0.1	$0.0	$0.1	$0.00
Total—Transmission	$45.2	$42.8	$2.4	$0.26
NU parent and other companies	($0.5)	($0.8)	$0.3	$0.00
Competitive	$0.1	$0.3	($0.2)	$0.00
Reported Earnings	$100.5	$64.8	$35.7	$0.57

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Nine months ended:

(in millions, except EPS)	September 30, 2010	September 30, 2009	Increase (Decrease)	2010 EPS[1]
CL&P Distribution	$54.2	$55.0	($0.8)	$0.31
PSNH Distribution/Generation	$51.5	$36.2	$15.3	$0.29
WMECO Distribution	$8.9	$13.5	($4.6)	$0.05
Yankee Gas	$16.1	$15.3	$0.8	$0.09
Total—Distribution/Generation	$130.7	$120.0	$10.7	$0.74
CL&P Transmission	$103.1	$98.9	$4.2	$0.58
PSNH Transmission	$14.7	$14.1	$0.6	$0.09
WMECO Transmission	$9.4	$7.0	$2.4	$0.05
NU Transmission Ventures	$0.1	$0.0	$0.1	$0.00
Total—Transmission	$127.3	$120.0	$7.3	$0.72
NU Parent and Other companies	($7.0)	($6.3)	($0.7)	($0.04)
Competitive	$7.7	$11.6	($3.9)	$0.04
Reported Earnings	$258.7	$245.3	$13.4	$1.46

Retail sales data:

Gwh for three months ended	September 30, 2010	September 30, 2009	% Change Actual	% Change Weather Norm.
CL&P	6,293	5,903	6.6	(4.6)
PSNH	2,147	2,009	6.9	(3.9)
WMECO	1,009	957	5.5	(3.9)
Total NU	9,444	8,865	6.5	(4.4)

Gwh for nine months ended
CL&P	17,221	16,814	2.4	(2.2)
PSNH	5,934	5,822	1.9	(2.2)
WMECO	2,818	2,749	2.5	(1.3)
Total NU	25,961	25,374	2.3	(2.1)

Yankee Gas firm volumes in mmcf for three months ended	6,031	5,486	9.9	10.4
Yankee Gas firm volumes in mmcf for nine months ended	29,406	29,762	(1.2)	6.1

NU has approximately 176 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

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This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “project,” “believe”, “forecast”, “should”, “could”, and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive contracts; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

1 All per share amounts in this news release are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average fully diluted NU parent common shares outstanding for the period.  Management uses this non-GAAP financial measure to evaluate earnings results and to provide details of earnings results and guidance by business.  Our earnings guidance also excludes certain non-recurring charges as a result of various tax settlements in the fourth quarter of 2010 ($0.09 per share) and the expected amount of merger costs we will expense during the fourth quarter of 2010 (approximately $0.07 per share).  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

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Note: NU will webcast an investor presentation on Monday, November 1, 2010, at 10 a.m. Eastern Time. The webcast can be accessed through NU’s website at www.nu.com.

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